                           SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

File by the Registrant: [X]

Filed by a Party other than the Registrant: [_]

Check the appropriate box:

[_]Preliminary Proxy Statement
[X]Definitive Proxy Statement
[_]Definitive Additional Materials
[_]Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                              CANDELA CORPORATION
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              CANDELA CORPORATION
                  (NAME OF PERSON(S) FILING PROXY STATEMENT)

  Payment of filing fee (check the appropriate box).

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies: Not Applicable

  (2) Aggregate number of securities to which transactions applies: Not
      Applicable

  (3) Per-unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: Not Applicable

  (4) Proposed maximum aggregate value of transaction: Not Applicable

[_]Check box if any part of the fee is offset, as provided by Exchange Act
   Rule 0-11(a)(2) and identify the filing for which the offsetting see was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

  (1) Amount previously paid: Not Applicable

  (2) Form, Schedule, or Registration Statement Number: Not Applicable

  (3) Filing party: Not Applicable

  (4) Date filed: Not Applicable

                              CANDELA CORPORATION
                             530 BOSTON POST ROAD
                               WAYLAND, MA 01778
                                (508) 358-7400

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:

An Annual Meeting of Shareholders of Candela Corporation, a Delaware corporation, will be held on Thursday, November 21, 1996, at 10:00 a.m., at the Boston Park Plaza Hotel, 64 Arlington Street, Boston, Massachusetts 02116 for the following purposes:

  1. To elect a Board of Directors for the ensuing year.

  2. To consider and act upon a proposal to ratify the selection of the firm of Coopers & Lybrand L.L.P. as independent auditors for the fiscal year ending June 28, 1997.

  3. To transact such other business as may properly come before the meeting and any adjournments thereof.

Shareholders entitled to notice of and to vote at the meeting shall be determined as of September 27, 1996, the record date fixed by the Board of Directors for such purpose.

All shareholders are cordially invited to attend the meeting in person. To ensure your representation at the meeting, however, you are urged to sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it has been voted at the annual meeting. Any shareholder attending the annual meeting may vote in person even if he or she has returned a proxy.

                                          By Order of the Board of Directors,

                                          /s/ Gordon H. Hayes, Jr.

                                          Gordon H. Hayes, Jr., Secretary

Wayland, Massachusetts
October 16, 1996

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED STAMPED ENVELOPE BY RETURN MAIL.

                                PROXY STATEMENT

                               OCTOBER 16, 1996

  Proxies in the form enclosed with this Proxy Statement are solicited by the Board of Directors (the "Board") of Candela Corporation (the "Company") for use at the Annual Meeting of Shareholders to be held on Thursday, November 21, 1996, at 10:00 a.m. (the "Meeting"), at the Boston Park Plaza Hotel, 64 Arlington Street, Boston, Massachusetts 02116.

  Only shareholders of record as of September 27, 1996 (the "Record Date") will be entitled to vote at the Meeting and any adjournments thereof. As of that date, 5,847,033 shares of Common Stock, $.01 par value (the "Common Stock"), of the Company were issued and outstanding.

  The holders of Common Stock are entitled to one vote per share on any proposal presented at the Meeting. Shareholders may vote in person or by proxy. Execution of a proxy will not in any way affect a shareholder's right to attend the Meeting and vote in person. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (1) filing with the Secretary of the Company, before the taking of the vote at the Meeting, a written notice of revocation bearing a later date than the proxy; (2) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Meeting; or (3) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Candela Corporation, 530 Boston Post Road, Wayland, Massachusetts 01778, Attention, Secretary, at or before the taking of the vote at the Meeting.

  The persons named as attorneys in the proxies are directors and/or officers of the Company. All properly executed proxies returned in time to be counted at the Meeting will be voted and, with respect to the election of the Board of Directors, will be voted as stated below under "Election of Directors." Any shareholder submitting a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by writing that nominee's name on the space provided on the proxy. In addition to the election of Directors, the shareholders will consider and vote upon a proposal to ratify the selection of auditors, as further described in this Proxy Statement. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specification and will be voted FOR if no specification is made.

  The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to establish a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum. A "non-vote" occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner. Directors are elected by a plurality of the votes cast by shareholders entitled to vote at the Meeting. All other matters being submitted to shareholders require the affirmative vote of the majority of shares present in person or represented by proxy at the Meeting. An automated system administered by the Company's transfer agent tabulates the votes. The vote on each matter submitted to shareholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter and, therefore, with respect to votes on specific proposals, will have the effect of negative votes. Broker "non-votes" are not so included.

  The Board of Directors knows of no other matter to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Company will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

  The Company's Annual Report, containing financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations for the fiscal year ended June 29, 1996, is being mailed contemporaneously with this Proxy Statement to all shareholders entitled to vote. This Proxy Statement and the form of proxy were first mailed to shareholders on or about the date hereof.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of September 27, 1996 by
(i) each person known to the Company who beneficially owns 5% or more of the outstanding shares of its Common Stock, (ii) each director or nominee to become a director of the Company, (iii) each executive officer identified in the Summary Compensation Table and (iv) all directors and executive officers of the Company as a group:

                                AMOUNT OF BENEFICIAL OWNERSHIP (1)
                          ----------------------------------------------
NUMBER AND ADDRESS OF        NUMBER OF SHARES       PERCENT OF SHARES
BENEFICIALLY OWNED        BENEFICIALLY OWNED (1)  BENEFICIALLY OWNED (2)
---------------------     ---------------------- -----------------------
Gerard E. Puorro(3)............   156,954                  2.7%
Theodore G. Johnson(4).........    78,349                  1.3%
Kenneth D. Roberts(5)..........    34,000                    *
Douglas W. Scott(6)............    20,000                    *
Richard J. Cleveland, M.D.(7)..   12,000                    *
Robert E. Dornbush(8)..........   295,335                  5.0%
James C. Hsia(9)...............   111,968                  1.9%
Kenji Shimizu(10)..............    33,750                    *
William B. Kelley(11)..........    51,239                    *
Richard J. Olsen(12)...........    75,050                  1.3%
Singatronics Asset Hold-
 ings Private Limited(13)......   870,146                 14.9%
 506 Chai Chee Lane
 Singapore 469026
William D. Witter, Inc.(14).... 1,302,225                 22.3%
 153 East 53rd Street
 New York, NY 10022
All Directors and Executive
 Officers as a Group (11
 Persons)(15)..................   872,711                 14.9%

--------
 *   Represents less than 1% of the Company's outstanding Common Stock.
 (1) Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. The number of shares of Common Stock deemed outstanding includes shares issuable pursuant to options held by the respective person or group which may be exercised within 60 days after the date of this Proxy Statement ("presently exercisable stock options"), as set forth below.
 (2) As of September 27, 1996, there were 5,847,033 shares of the Company's Common Stock outstanding. Pursuant to the rules of the Securities and Exchange Commission, presently exercisable stock options held by a person or group are deemed outstanding for the purpose of computing the percentage ownership of such person or group.
 (3) Includes 155,000 shares issuable pursuant to presently exercisable stock options.
 (4) Includes 25,500 shares issuable pursuant to presently exercisable stock options.
 (5) Includes 20,000 shares issuable pursuant to presently exercisable stock options. Excludes 3,000 shares held by a trust for the benefit of one of Mr. Roberts' children as to which Mr. Roberts disclaims beneficial ownership.
 (6) Includes 20,000 shares issuable pursuant to presently exercisable stock options.
 (7) Includes 10,000 shares issuable pursuant to presently exercisable stock options.

 (8) Includes 5,000 shares issuable pursuant to presently exercisable stock options and warrants to purchase 2,000 shares of Common Stock. Excludes 119,885 shares held by Kenan Greg Loomis which, by virtue of their expectation that they are likely to act in concert with respect to future transactions in the Company's securities, each of Messrs. Dornbush and Loomis may be deemed to own beneficially. However, each of Messrs. Dornbush and Loomis disclaims voting power and investment power over the securities of the Company owned by the other. Information based on Amendment No. 2 to Schedule 13D, dated September 9, 1992, and Amendment No. 6 to Schedule 13D, dated December 22, 1994 filed with the Securities and Exchange Commission.
 (9) Includes 76,796 shares issuable pursuant to presently exercisable stock options.
(10) Includes 31,250 shares issuable pursuant to presently exercisable stock options.
(11) Includes 50,714 shares issuable pursuant to presently exercisable stock options.
(12) Includes 43,939 shares issuable pursuant to presently exercisable stock options.
(13) Includes warrants to purchase 39,142 shares of Common Stock. Information based on Amendment No. 3 to Schedule 13D, dated June 9, 1992 filed with the Securities and Exchange Commission.
(14) Information based on Amendment No. 2 to Schedule 13G which was filed with the Securities and Exchange Commission on September 12, 1995, Amendment No. 4 to Schedule 13G filed on February 16, 1996 and Amendment No. 5 to
     Schedule 13G filed on June 21, 1996.
(15) Includes 456,224 shares subject to presently exercisable stock options. Also includes warrants to purchase 2,000 shares of Common Stock. See footnotes (2) through (12).

                             ELECTION OF DIRECTORS

  Each Director of the Company is elected to hold office until the next meeting of shareholders, and until his successor is elected and qualified. Shares represented by all proxies received by the Company and not so marked as to withhold authority to vote for any individual nominee for Director or for all nominees will be voted (unless one or more nominees are unable or unwilling to serve) for the election of the six nominees named below. The Board of Directors knows of no reason why any such nominee should be unable or unwilling to serve, but if such should be the case, proxies will be voted for the election of another person or for fixing the number of Directors at a lesser number. All of the nominees are currently Directors of the Company. Proxies cannot be voted for more than six nominees.

  The nominees for Directors of the Company are as follows:

     NAME                   AGE                    POSITION
     ----                   ---                    --------
Gerard E. Puorro...........  49 President, Chief Executive Officer and Director
Theodore G. Johnson........  64 Director
Kenneth D. Roberts.........  63 Chairman of the Board of Directors
Douglas W. Scott...........  49 Director
Richard J. Cleveland,
 M.D. .....................  64 Director
Robert E. Dornbush.........  49 Director

  Mr. Puorro was appointed a Director of the Company in September 1991. Mr. Puorro has been President and Chief Executive Officer of the Company since April 1993. From April 1989 until April 1993, Mr. Puorro was Senior Vice President and Chief Financial Officer of the Company. Mr. Puorro was elected Treasurer in April 1991 and Chief Operating Officer in December 1992. Prior to joining the Company and since 1982, he was Vice President and Controller at Massachusetts Computer Corporation, a manufacturer of micro-supercomputers.

  Mr. Johnson has been a Director of the Company since February 1988. From 1983 until 1991, he managed his own venture capital and consulting business, Prelude Management, Inc. Since that time, he has been an active venture investor and director of a number of companies. Prior to that and for twenty-five years, he was a Vice President at Digital Equipment Company. Mr. Johnson is currently a Director of Kronos, Inc., Gensym, Inc., and a number of private companies including Enrollment Collaborative, Inc., a computer-based college application service.

  Mr. Roberts has been a Director of the Company since August 1989 and Chairman of the Board of Directors since November 1991. From November 1992 to June 1995, Mr. Roberts was employed on a part-time basis as Vice President and Chief Financial Officer of Foster Miller, Inc., an engineering services company. Since December 1988, he has been an independent management consultant. From July 1986 to December 1988, Mr. Roberts was Vice President, Treasurer and Chief Financial Officer of Massachusetts Computer Corporation, a manufacturer of micro-supercomputers. Prior to that and for many years, he was Senior Vice President and Treasurer of Dynatech Corporation, a provider of diversified high technology products and services.

  Mr. Scott has been a Director of the Company since September 1991. Since 1985, Mr. Scott has been a partner with Phildius, Kenyon & Scott, a health care consulting and investment firm. Mr. Scott is currently President, Chief Operating Officer, and a Director of Avitar, Inc., a publicly held health care company. Mr. Scott also served as Chief Executive Officer of Avitar from December 1989 through April 1991.

  Dr. Cleveland was appointed a Director of the Company in April 1994. He has been Professor of Surgery at Tufts University School of Medicine since 1972. In 1986, he was appointed the Andrews Professor of Surgery at the same institution. From 1975 to 1993, Dr. Cleveland was Chairman of the Department of Surgery and Surgeon-in-Chief at the New England Medical Center and a member of the staff of several hospitals in the Boston area. He is presently Secretary-Treasurer of the American Board of Thoracic Surgery and has held numerous positions in a variety of other professional associations.

  Mr. Dornbush was appointed a Director of the Company in January 1995. He has been a principal in Co-Development International, a health care consulting firm, since 1992. In that capacity, he served as a materials management consultant for Kaiser Permanente from 1994 through 1995. Prior to that, Mr. Dornbush was President of UNIT Consulting Group. From 1978 through 1991, Mr. Dornbush held the positions of President and Chief Executive Officer at Itel Distribution Systems, Inc. and The Dornbush Group, Inc. Mr. Dornbush also is currently a partner in four real estate entities: Pratezk Partners, Double M Investments, Dom Associates and Lewis, Wolcott and Dornbush Real Estate, Inc.

BOARD MEETINGS AND COMMITTEES

  The Board of Directors met five times during the fiscal year ended June 29, 1996. Each incumbent Director who served on the Board during fiscal 1996 attended all of the Meetings of the Board and committees of the Board on which he served during that period, except for Messrs. Scott and Dornbush, who attended less than 75% of such Meetings. The Audit Committee of the Board, of which Mr. Roberts, Mr. Johnson and Mr. Dornbush were members during fiscal 1996, reviews all financial functions of the Company, including matters relating to the appointment and activity of the Company's auditors. The Stock Option and Compensation Committee, of which Dr. Cleveland and Mr. Scott were members during fiscal 1996, sets the compensation of the Chief Executive Officer and reviews and approves the compensation arrangements for all other officers of the Company and administers the Company's 1989 Stock Plan. The Audit Committee and the Stock Option and Compensation Committee each met two times during the fiscal year ended June 29, 1996. The Board of Directors does not have a standing nominating committee.

DIRECTOR COMPENSATION

  Directors who are not employees of the Company receive a fee of $750 per meeting of the Board of Directors or committee meeting thereof if held separately. Directors are also reimbursed for out-of-pocket expenses incurred in connection with the performance of their duties as a director.

  On May 10, 1990, the Board of Directors of the Company adopted the 1990 Non-Employee Director Plan, which was approved by the Company's shareholders on November 13, 1990. The 1990 Non-Employee Director

Plan provides for the issuance of options for the purchase of up to 60,000 shares of the Company's Common Stock. Under this plan, each member the Company's Board of Directors who is neither an employee nor officer of the Company receives a one-time grant of an option to purchase 10,000 shares of Common Stock at an exercise price equal to the fair market value on the date of grant. The options generally become exercisable in equal amounts over a period of four years from the date of grant, expire seven years after the date of grant and are nontransferable. Options for the purchase of 30,000 shares have been granted at a range of exercise prices from $7.75 to $9.25 per share. Upon shareholder approval of the 1993 Non-Employee Director Stock Option Plan, the Board of Directors terminated the granting of options under the 1990 Non-Employee Director Stock Option Plan.

  On June 2, 1993, the Board of Directors of the Company adopted the 1993 Non-Employee Director Stock Option Plan, which was approved by the Company's shareholders on November 18, 1993. The 1993 Non-Employee Director Plan provides for the issuance of options for the purchase of up to 80,000 shares of the Company's Common Stock. Under this Plan, each member of the Company's Board of Directors who is neither an employee nor an officer of the Company receives a onetime grant of an option to purchase 10,000 shares of Common Stock at an exercise price equal to the fair market value on the date of grant. The options generally become exercisable in equal amounts over a period of two years from the date of grant, expire ten years after the date of grant and are nontransferable. Options for the purchase of 50,000 shares have been granted at exercise prices ranging from $1.50 to $3.25 per share.

                            EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

  The following table sets forth certain information with respect to the annual and long-term compensation paid or accrued by the Company for services rendered to the Company, in all capacities, for the year ended June 29, 1996 by its Chief Executive Officer (the "CEO") and the four other most highly paid executive officers of the Company, in each case whose total salary and bonus exceeded $100,000 during the year ended June 29, 1996 (collectively, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                 LONG-TERM
                                                               COMPENSATION
                                  ANNUAL COMPENSATION(1)         AWARDS(2)         OTHER
                             -------------------------------- --------------- ---------------
                             FISCAL            OTHER ANNUAL                      ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR  SALARY($) COMPENSATION($) OPTIONS/SARS(#) COMPENSATION($)
---------------------------  ------ --------- --------------- --------------- ---------------
Gerald E. Puorro.........     1996   207,615      15,000(3)        50,000(4)       2,376(5)
 Chief Executive Officer,     1995   205,085      43,125(3)       100,000          2,590(5)
 President & Director         1994   166,904      28,125(3)             0          2,144(5)
James C. Hsia, Ph.D......     1996   131,019         --            40,000          2,470(6)
 Senior Vice President,       1995   127,453         --                 0          2,673(6)
 Research                     1994   127,453         --             3,796          2,412(6)
Kenji Shimizu............     1996   145,720         --                 0            174(7)
 Executive Vice President     1995   135,011         --            25,000            188(7)
                              1994   117,338         --                 0            163(7)
William B. Kelley........     1996   135,520         --                 0          1,934(8)
 Vice President, North        1995   135,408         --            20,000          2,119(8)
 American Sales and
  Service                     1994   122,396         --             1,514          1,770(8)
Richard J. Olsen.........     1996   124,377         --            90,000(4)       1,669(9)
 Senior Vice President        1995   116,384         --            20,000          2,028(9)
                              1994   105,200         --             3,715          2,023(9)

--------
(1) Excludes perquisites and other personal benefits, the aggregate annual amount of which for each officer was less than the lesser of $50,000 or 10% of the total salary and bonus reported for the named executive officer.

(2) The Company did not grant any restricted stock awards or stock appreciation rights ("SARs") or make any long-term incentive plan pay-outs during the fiscal years ended June 29, 1996, July 1, 1995 or July 2, 1994.
(3) For fiscal 1996, 1995 and 1994, includes $15,000, $43,125 and $28,125 of debt forgiveness, respectively.
(4) Options for the purchase of shares in Candela Skin Care Centers, Inc., a subsidiary of the Company.
(5) For fiscal 1996, includes $1,717 in matching contributions by the Company pursuant to the Company's 401(k) Plan and $659 in life insurance premiums paid by the Company for the benefit of Mr. Puorro. For fiscal 1995, includes $1,816 in matching contributions by the Company pursuant to the Company's 401(k) Plan and $714 in life insurance premiums paid by the Company for the benefit of Mr. Puorro. For fiscal 1994, includes $1,523 in matching contributions by the Company pursuant to the Company's 401(k) Plan and $621 in life insurance premiums paid by the Company for the benefit of Mr. Puorro.
(6) For fiscal 1996, includes $1,773 in matching contributions by the Company pursuant to the Company's 401(k) Plan and $697 in life insurance premiums paid by the Company for the benefit of Dr. Hsia. For fiscal 1995, includes $1,912 in matching contributions by the Company pursuant to the Company's 401(k) Plan and $761 in life insurance premiums paid by the Company for the benefit of Dr. Hsia. For fiscal 1994, includes $1,745 in matching contributions by the Company pursuant to the Company's 401(k) Plan and $667 in life insurance premiums paid by the Company for the benefit of Dr. Hsia.
(7) For fiscal 1996, 1995 and 1994, includes $174, $188 and $163, respectively, in life insurance premiums paid by the Company for the benefit of Mr. Shimizu.
(8) For fiscal 1996, includes $1,837 in matching contributions by the Company pursuant to the Company's 401(k) Plan and $97 in life insurance premiums paid by the Company for the benefit of Mr. Kelley. For fiscal 1995, includes $2,012 in matching contributions by the Company pursuant to the Company's 401(k) Plan and $107 in life insurance premiums paid by the Company for the benefit of Mr. Kelley. For fiscal 1994, includes $1,675 in matching contributions by the Company pursuant to the Company's 401(k) Plan and $95 in life insurance premiums paid by the Company for the benefit of Mr. Kelley.
(9) For fiscal 1996, includes $1,072 in matching contributions by the Company pursuant to the Company's 401(k) Plan and $597 in life insurance premiums paid by the Company for the benefit of Mr. Olsen. For fiscal 1995, includes $1,182 in matching contributions by the Company pursuant to the Company's 401(k) Plan and $846 in life insurance premiums paid by the Company for the benefit of Mr. Olsen. For fiscal 1994, includes $1,440 in matching contributions by the Company pursuant to the Company's 401(k) Plan and $583 in life insurance premiums paid by the Company for the benefit of Mr. Olsen.

OPTION GRANTS IN THE LAST FISCAL YEAR

  The following table sets forth grants of stock options pursuant to the Company's 1989 Stock Plan and grants of stock options exercisable for shares of the Company's subsidiary, Candela Skin Care Centers, Inc., during the fiscal year ended June 29, 1996 to the Named Executive Officers listed in the Summary Compensation Table above.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                            POTENTIAL REALIZABLE
                                                                             VALUE  AT ASSUMED
                                                                              ANNUAL RATES OF
                                                                                STOCK PRICE
                                                                              APPRECIATION FOR
                                                                                   OPTION
                                         INDIVIDUAL GRANTS                      TERM ($) (1)
                         -------------------------------------------------- --------------------
                                        PERCENT OF
                                          TOTAL
                                       OPTIONS/SARS
                                        GRANTED TO   EXERCISE OR
                         OPTIONS/SARS   EMPLOYEES    BASE PRICE  EXPIRATION
  NAME                   GRANTED (#)  IN FISCAL YEAR  ($/SHARE)     DATE       5%        10%
  ----                   ------------ -------------- ----------- ---------- --------- ----------
Gerard E. Puorro........    50,000(2)       36%(5)      1.00        5/1/06     31,445     79,687
James C. Hsia, Ph.D. ...    25,000(3)       50%         3.750     10/26/05     58,959    149,413
                            15,000(4)       30%         9.875       5/2/06     93,155    236,073
Kenji Shimizu...........       --          --            --            --         --         --
William B. Kelley.......       --          --            --            --         --         --
Richard J. Olsen........    90,000(2)       64%(5)      1.00        5/1/06     56,600    143,437
                               --          --            --            --         --         --

--------
(1) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the Company's Common Stock or the common stock of Candela Skin Care Centers, Inc., as the case may be, over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Company's Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.
(2) These options, for the purchase of shares of common stock of Candela Skin Care Centers, Inc., were granted on May 1, 1996 pursuant to the terms of the 1996 Incentive and Non-Statutory Stock Option Plan of Candela Skin Care Centers, Inc., have a term of 10 years from the date of grant, become exercisable over a two-year period, and qualify as incentive stock options under Section 422 of the Internal Revenue Code.
(3) These options were granted on October 26, 1995, have a term of ten years from the date of grant and become exercisable over a four year period, and qualify as incentive stock options under Section 422 of the Internal Revenue Code.
(4) These options were granted May 2, 1996, have a term of ten years from the date of grant, become exercisable over a four year period, and qualify as incentive stock options under Section 422 of the Internal Revenue Code.
(5) Represents percentage of total options granted in Candela Skin Care Centers, Inc.

OPTION EXERCISES AND FISCAL YEAREND VALUES

  The following table sets forth information with respect to options to purchase (1) the Company's Common Stock granted under the 1987 Stock Option Plan and 1989 Stock Plan, and (2) shares of the Company's subsidiary, Candela Skin Care Centers, Inc. including (i) the number of shares purchased upon exercise of options in the most recent fiscal year, (ii) the net value realized upon such exercise, (iii) the number of unexercised options outstanding at June 29, 1996, and (iv) the value of such unexercised options at June 29, 1996:

            AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND

                          JUNE 29, 1996 OPTION VALUES

                                                                                VALUE OF UNEXERCISED
                                                   NUMBER OF UNEXERCISED        IN-THE-MONEY OPTIONS
                                               OPTIONS AT JUNE 29, 1996 (#)   AT JUNE 29, 1996 ($) (2)
                                               -----------------------------  -------------------------
                            SHARES     VALUE
                         ACQUIRED ON  REALIZED
          NAME           EXERCISE (#) ($) (1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE UNEXERCISABLE
          ----           ------------ -------- -----------------------------  ----------- -------------
Gerard E. Puorro........      0          0          130,000         50,000      546,250      421,875
                              0          0             0            50,000(3)      0             -- (4)
James C. Hsia, Ph.D.....      0          0           76,796         15,000      207,788         0
Kenji Shimizu...........    20,000     68,984        37,500         12,500      157,422      105,469
William B. Kelley.......      0          0           50,714         10,000      229,616       84,375
Richard J. Olsen........      0          0           43,939         10,000      193,718       84,375
                              0          0             0            90,000(3)      0             -- (4)

--------
(1) Named Executive Officers will receive cash only if and when they sell the Common Stock issued upon exercise of the options and the amount of cash received by such individuals is dependent on the value of the Company's Common Stock at the time of such sale, if any.
(2) Value is based on the difference between option grant price and the fair market value at 1996 fiscal year end ($8.375 per share as quoted on the Nasdaq Stock Market at the close of trading on June 29, 1996) multiplied by the number of shares underlying the option.
(3) These options are for the purchase of shares of Candela Skin Care Centers, Inc., a subsidiary of the Company.
(4) Value of options to purchase shares of Candela Skin Care Centers, Inc. cannot be determined due to the lack of a public market. At the time of grant, the board of directors of Candela Skin Care Centers, Inc. determined that the exercise price of $1.00 was not less than the fair market value of shares of Candela Skin Care Centers, Inc.

OPTION REPRICING

  The following table sets forth information concerning the repricing of stock options held by certain executive officers of the Company since June 16, 1986, the date of the Company's initial public offering, including (i) the date of repricing; (ii) the number of shares subject to repricing; (iii) the market price at the time of repricing; (iv) the exercise price prior to repricing;
(v) the new exercise price; and (vi) the original option term remaining at the date of repricing.

                          TEN YEAR OPTION REPRICINGS

                                    NUMBER OF                                                 LENGTH OF
                                    SECURITIES                                              ORIGINAL TERM
                                    UNDERLYING  MARKET PRICE OF                             REMAINING AT
                                   OPTIONS/SARS STOCK AT TIME OF EXERCISE PRICE AT   NEW       DATE OF
                          DATE OF  REPRICED OR    REPRICING OR   TIME OF REPRICING EXERCISE REPRICING OR
          NAME           REPRICING AMENDED (#)   AMENDMENT ($)   OR AMENDMENT ($)   PRICE     AMENDMENT
          ----           --------- ------------ ---------------- ----------------- -------- -------------
Gerard E. Puorro,.......  7/21/95      5,000         3.1875            5.625        3.1875    3.7 years
 Chief Executive          7/21/95     25,000         3.1875            8.750        3.1875    5.9 years
 Officer, President &
 Director
Kenji Shimizu,..........  7/21/95     20,000         3.1875             5.75        3.1875    1.6 years
 Executive Vice
 President
William B. Kelley,......  8/10/89      1,200          7.375            9.625         7.375    9 years
 Vice President,          7/21/95      7,000         3.1875             8.50        3.1875    6 years
 North American Sales     7/21/95      6,000         3.1875            8.125        3.1875    6.5 years
 and
 Service                  7/21/95      1,514         3.1875             5.50        3.1875    8.4 years
Richard J. Olsen,.......  8/10/89     17,224          7.375             7.75         7.375    8.5 years
 Senior Vice President    7/21/95     17,224(1)      3.1875            7.375        3.1875    2.5 years
                          7/21/95      3,000         3.1875             8.50        3.1875    6 years

--------
(1) In addition to the July 1995 repricing, these options were previously repriced in August 1989.

COMPENSATION COMMITTEE REPORT ON OPTION REPRICING

  On July 21, 1995, the Stock Option and Compensation Committee of the Board of Directors (the "Compensation Committee") and the Board approved a reduction in exercise price of certain outstanding stock options held by certain employees of the Company to $3.1875 per share, the fair market value of the Company's Common Stock on July 21, 1995. These options were granted between January 31, 1987 and December 16, 1993 at exercise prices ranging from $5.50 to $14.00 per share. All other terms and conditions of these options, including vesting schedules and expiration dates, remained unchanged.

  As set forth in the Company's Stock Option Plans, stock options are intended to provide incentives to the Company's officers and employees. The Compensation Committee believes that such equity incentives are a significant factor in the Company's ability to attract, retain and motivate key employees who are critical to the Company's long term success. The Compensation Committee believed that, at their original exercise prices, the disparity between the exercise price of these options and recent market prices for the Company's Common Stock did not provide meaningful incentives to the employees holding these options. Inquiries conducted indicated that other companies in the healthcare industry have been confronted with this problem and have made similar adjustments in option prices to motivate their employees. The Compensation Committee approved the repricing of these options as a means of ensuring that optionees will continue to have meaningful equity incentives to work toward the success of the Company. The adjustment was deemed by the Compensation Committee to be in the best interest of the Company and its shareholders.

                                          DOUGLAS W. SCOTT
                                          RICHARD J. CLEVELAND, M.D.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Company's executive compensation program is administered by the Compensation Committee, which consisted of Mr. Scott and Dr. Cleveland during fiscal 1996. Both members of the Compensation Committee are nonemployee directors. Pursuant to the authority delegated by the Board of Directors, the Compensation Committee each year sets the compensation of the Chief Executive Officer and reviews and approves the compensation of all other officers, including approval of annual salaries and bonuses as well as the grant of stock options to officers and employees.

 Compensation Philosophy

  The goal of the Company is to attract and retain qualified executives in a competitive industry. To achieve this goal, the Compensation Committee applies the philosophy that compensation of executive officers, specifically including that of the Chief Executive Officer and President, should be linked to revenue growth, operating results and earnings per share performance.

  Under the supervision of the Compensation Committee, the Company has developed and implemented compensation policies. The Compensation Committee's executive compensation policies are designed to (i) enhance profitability of the Company and shareholder value, (ii) integrate compensation with the Company's annual and long-term performance goals, (iii) reward corporate performance, (iv) recognize individual initiative, achievement and hard work, and (v) assist the Company in attracting and retaining qualified executive officers. Currently, compensation under the executive compensation program is comprised of cash compensation in the form of annual base salary and long-term incentive compensation in the form of stock options.

 Base Salary

  In setting cash compensation for the Chief Executive Officer and reviewing and approving the cash compensation for all other officers, the Compensation Committee reviews salaries annually. The Compensation Committee's policy is to fix base salaries at levels comparable to the amounts paid to senior executives with comparable qualifications, experience and responsibilities at other companies of similar size and engaged in a similar business to that of the Company. In addition, the base salaries take into account the Company's relative performance as compared to comparable companies.

  The salary compensation for the executive officers is based upon their qualifications, experience and responsibilities, as well as the attainment of planned objectives. The Chief Executive Officer and President makes recommendations to the Compensation Committee regarding the planned objectives and executive compensation levels. The overall plans and operating performance levels upon which management compensation is based are approved by the Compensation Committee on an annual basis. During fiscal 1996, the Chief Executive Officer and President made recommendations for salary increases for the executive group, and the Compensation Committee granted increases ranging from 0% to 7.3%.

 Stock Options

  The Compensation Committee relies on incentive compensation in the form of stock options to retain and motivate executive officers. Incentive compensation in the form of stock options is designed to provide long-term incentives to executive officers and other employees, to encourage the executive officers and other employees to remain with the Company and to enable them to develop and maintain a stock ownership position in the Company's Common Stock. The Company's 1987 Stock Option Plan and 1989 Stock Plan, administered by the Compensation Committee, have been used for the granting of stock options. The Board of Directors has terminated the granting of options under the 1987 Stock Option Plan.

  The 1989 Stock Plan permits the Compensation Committee to grant stock options to eligible employees, including executive officers. Options generally become exercisable based upon a vesting schedule tied to years of future service to the Company. The value realizable from exercisable options is dependent upon the extent to which the Company's performance is reflected in the market price of the Company's Common Stock at any particular point in time. Equity compensation in the form of stock options is designed to provide long-term incentives to executive officers and other employees. The Compensation Committee has granted options in order to motivate these employees to maximize shareholder value. Generally, options granted to officers and employees vest over 2 or 4 years and expire after a 10-year period. The Compensation Committee has a general practice of awarding stock options at not less than the fair market value at the date of grant. As a result of this policy, executives and other employees are rewarded economically only to the extent that the shareholders also benefit through appreciation in the market.

  Options granted to employees are based on such factors as individual initiative, achievement and performance. In making grants to executives, the Compensation Committee evaluates each officer's total equity compensation package. The Compensation Committee generally reviews the option holdings of each of the executive officers, including vesting and exercise price and the then current value of such unvested options. The Compensation Committee considers equity compensation to be an integral part of a competitive executive compensation package and an important mechanism to align the interests of management with those of the Company's shareholders. In fiscal 1996, Mr. Hsia was granted options to purchase shares of Common Stock. In addition, Mr. Olsen and Mr. Puorro were granted options in Candela Skin Care Centers, Inc., a subsidiary of the Company.

 Mr. Puorro's Compensation

  The cash compensation program for the Chief Executive Officer and the President of the Company is designed to reward performance that enhances shareholder value. The compensation package is comprised of base pay and stock options, which is affected by the Company's revenue growth, market share growth, profitability, and growth in earnings per share.

  Mr. Gerard E. Puorro was promoted from Senior Vice President, Chief Operating Officer and Chief Financial Officer to Chief Executive Officer and President in April 1993 without an increase in salary, but with a grant of an option to purchase 50,000 shares of Common Stock and an agreement to forgive a $56,250 loan. Fiscal 1994 was a year of rebuilding the Company and returning it to profitability. During fiscal 1994, the Compensation Committee did not increase Mr. Puorro's salary but agreed to provide and forgive a $45,000 loan. See "Certain Transactions." In August 1994, the Compensation Committee and Mr. Puorro agreed on a new employment contract. As part of this agreement, Mr. Puorro's cash compensation was increased to $190,000 per year. This figure was unchanged in fiscal 1996. The Compensation Committee believes that Mr. Puorro's cash compensation has been, and is now, comparable to the salary of other Chief Executive Officers in other medical equipment companies, considering the size and rate of profitability of those companies. Under his employment agreement, Mr. Puorro is also allowed to offset withholding taxes due on income derived from his loan forgiveness with cash compensation of $3,000 and up to four weeks of accrued vacation. In addition, Mr. Puorro was granted an option to purchase 100,000 shares of Common Stock of the Company and 50,000 shares of common stock of Candela Skin Care Centers, Inc., in fiscal 1995 and 1996, respectively.

  The Compensation Committee is satisfied that the executive officers of the Company are dedicated to achieving significant improvements in the long-term financial performance of the Company and that the compensation policies and programs implemented and administered have contributed and will continue to contribute towards achieving this goal.

  This report has been submitted by the members of the Stock Option and Compensation Committee:

                                          DOUGLAS W. SCOTT
                                          RICHARD J. CLEVELAND, M.D.

STOCK PERFORMANCE GRAPH

  The following graph illustrates a five year comparison of cumulative total shareholder return among the Company, the Nasdaq National Market Index and the Company's "Industry Index." The Company selected an index of companies in the electro-medical equipment industry as its industry group. Accordingly, the Industry Index reflects the performance of all companies that are included in the electro-medical equipment industry with 3845 as their Primary Standard Industrial Classification Code Number. The comparison assumes $100 was invested on June 30, 1991 (the date of the beginning of the Companys fifth preceding fiscal year) in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any.

                           [LINE GRAPH APPEARS HERE]


                  Candela Laser Corp.     Industry Index     NASDAQ Market Index
  1991                   100                    100                 100
  1992                115.38                 120.36              107.75
  1993                 36.92                 102.36              132.27
  1994                 38.46                 106.44              145.04
  1995                 24.62                 172.03              170.11
  1996                103.08                 233.87              214.14


EMPLOYMENT CONTRACTS

  The Company has a severance agreement with each of Messrs. Puorro, Hsia, Shimizu, Kelley and Olsen. Under the Company's agreements with Messrs. Puorro, Hsia, Shimizu, Kelley and Olsen, each of them is entitled to continue to receive from the Company their respective base annual salary over 12 months in the event that their services for the Company are terminated for any reason except resignation. Under the Company's agreement with Mr. Puorro, he is entitled to receive 18 months of severance in the event that there is a change in control of the Company as defined by the agreement. See "Compensation Committee Report on Executive Compensation."

CERTAIN TRANSACTIONS

  The Company had two non-interest bearing loans outstanding to Gerard Puorro, Director, President, and Chief Executive Officer. As of September 27, 1996, the total outstanding balance of these loans was $15,000. The highest amount outstanding during fiscal 1995 was $30,000. By agreement with the Company, the loans will be forgiven, subject to Mr. Puorro's continued employment with the Company, in annual installments at various dates through June 30, 1997.

                     SECTION 16(A) REPORTING DELINQUENCIES

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. James Hsia, Theodore Johnson, Richard Cleveland, Richard Olsen and Jay Caplan failed to timely file an Annual Statement of Beneficial Ownership of Securities on Form 5. These forms, which were due on August 14, 1996. Mr. Hsias form was filed with the SEC on August 27, and the remaining forms were filed on or about October 16 1996. The foregoing information is based solely on the Company's review of the copies of such forms received by it or written representations from certain reporting persons that no Forms 5 were required to be filed.

                     RATIFICATION OF SELECTION OF AUDITORS

  The Board of Directors has selected the firm of Coopers & Lybrand L.L.P., independent certified public accountants, to serve as auditors for the fiscal year ending June 28, 1997. Coopers & Lybrand L.L.P. has acted as the Company's independent auditors since March 1989. It is expected that a member of Coopers & Lybrand L.L.P. will be present at the Annual Meeting of Shareholders with the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

  The Board of Directors recommends a vote FOR ratification of its selection of Coopers & Lybrand L.L.P. as independent auditors for the fiscal year ending June 28, 1997.

                             SHAREHOLDER PROPOSALS

  The Company intends to hold its 1997 Annual Meeting of Shareholders in the second fiscal quarter of 1997. Proposals of shareholders intended for inclusion in the Proxy Statement to be mailed to all shareholders entitled to vote at the next Annual Meeting of Shareholders of the Company in 1997 must be received at the Company's principal executive offices not later than June 6, 1997. In order to avoid uncertainty as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail Return Receipt Requested to Candela Corporation, 530 Boston Post Road, Wayland, Massachusetts 01778.

                           EXPENSES AND SOLICITATION

  The cost of solicitation of proxies will be borne by the Company, and in addition to directly soliciting shareholders by mail, the Company may request banks and brokers to solicit their customers who have stock of the Company registered in the name of a nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some shareholders in person or by mail or telephone, following the original solicitation. The Company may, if appropriate, retain an independent proxy solicitation firm to assist the Company in soliciting proxies. If the Company does retain a proxy solicitation firm, the Company would pay such firm customary fees and expenses.

                                  DETACH HERE


                              CANDELA CORPORATION

P                Proxy for the Annual Meeting of Shareholders
R
O                              November 21, 1996
X
Y            THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF

                              CANDELA CORPORATION

        The undersigned hereby appoints Gerard E. Puorro and James C. Hsia, and each of them alone, proxies, with full power of substitution, to vote all shares of stock of the Company.
        The undersigned is entitled to vote at the Annual Meeting of Shareholders of Candela Corporation to be held on Thursday, November 21, 1996, at 10:00 a.m., local time, at the Boston Park Plaza Hotel, 64 Arlington Street, Boston, Massachusetts 02116, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Shareholders and Proxy statement dated October 16, 1996, a copy of which has been received by the undersigned.

        THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE PROPOSAL IN ITEM 2, AND AUTHORITY WILL BE DEEMED GRANTED UNDER ITEM 3.


                                                                 -------------
                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
                                                                      SIDE
                                                                 -------------

                                  DETACH HERE

   Please mark
[X]votes as in
   this example.


   1. To elect a Board of Directors for the ensuing year.
   Nominees:  Gerard E. Puorro, Theodore G. Johnson,
   Kenneth D. Roberts, Douglas W. Scott, Richard J.
   Cleveland, M.D. and Robert E. Dornbush.

                    FOR                WITHHELD
               [_]  ALL            [_] FROM ALL
                  NOMINEES             NOMINEES


   [_]____________________________________
    FOR all nominees except as noted above


   2. To ratify the appointment of the firm of      FOR     AGAINST    ABSTAIN
      Coopers & Lybrand L.L.P. as independent       [_]       [_]        [_]
      auditors of the Company for the fiscal
      year ending June 28, 1997.


   3. To transact such other business as may properly come before the meeting and any adjournments thereof.

           MARK HERE FOR
          ADDRESS CHANGE   [_]
         AND NOTE TO LEFT


   (If signing as attorney, executor, trustee or guardian, please give your full title as such. If stock is held jointly, each owner should sign.)